Exhibit 99.2

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

SUPPLEMENTAL DATA

RECONCILIATION OF OPERATING EARNINGS TO PRO FORMA EBITDA

In Thousands

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Reconciliation of operating earnings to pro forma EBITDA:
Operating earnings	$10,185	$4,466	$39,949	$28,362
Non-recurring charge for points (1)	—	2,250	—	2,250
Depreciation	1,758	1,710	6,998	6,791
Pro forma EBITDA	$11,943	$8,426	$46,947	$37,403

(1) Effective December 2004, the Company changed how its customers can use their reward points.  As a result, the Company recorded a net, non-recurring charge in the fourth quarter of 2004 to record the points outstanding at the date of the change.  All reward points earned by customers are now expensed in the period earned.

We define EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our operations. We believe that EBITDA provides useful information to investors regarding our ability to service debt. EBITDA should not be construed as an alternative to operating earnings (as an indicator of our operating performance) or cash flows from operations (as a measure of liquidity) as determined in accordance with accounting principles generally accepted in the United States of America. Not all companies calculate EBITDA in the same manner, and EBITDA as presented by Dover Downs Gaming & Entertainment, Inc. may not be comparable to similarly titled measures presented by other companies.